                                                                   EXHIBIT 17(S)

(BULL LOGO)
Merrill Lynch Investment Managers

Annual Report

July 31, 2001


Merrill Lynch
North Carolina
Municipal
Bond Fund

www.mlim.ml.com

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch North Carolina
Municipal Bond Fund
Merrill Lynch Multi-State
Municipal Series Trust
Box 9011
Princeton, NJ
08543-9011

Printed on post-consumer recylcled paper

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

DEAR SHAREHOLDER

The Municipal Market Environment
In recent months, investors' attention has been largely focused on weak US economic growth, volatile US equity markets, and most importantly, the Federal Reserve Board's responses to these factors. For the six-month period ended July 31, 2001, US economic growth remained weak despite repeated actions by the Federal Reserve Board to bolster US economic activity and consumer confidence. US economic activity, as measured by gross domestic product (GDP), grew 1.3% during the first quarter of 2001, while the second quarter's GDP recently was estimated at 0.7%. The Federal Reserve Board, at each of its meetings this year, lowered short-term interest rates to foster greater economic growth. In the first seven months of 2001, the Federal Reserve Board lowered short-term interest rates from 6.50% to 3.75%. Lower short-term interest rates should boost economic growth by allowing businesses to finance daily operations and company expansions more easily. Lower interest rates also can reduce mortgage rates, making housing more affordable to consumers, lifting both housing and related home furnishing industries.

Despite considerable weekly and monthly volatility, fixed-income bond yields for the six months ended July 31, 2001 were little changed from their late January 2001 levels. Yields initially declined into March before rising in early May and declined again for the remainder of the July period. Citing weakening employment, declines in business investment and profits and continued modest consumer spending, the Federal Reserve Board lowered short-term interest rates on a monthly basis through April 2001. Long-term taxable fixed-income interest rates responded by declining to recent historic lows. By late March, long-term US Treasury bond yields declined approximately 25 basis points (0.25%) to 5.26%.

Initially, equity markets, especially the NASDAQ, rallied strongly expecting the Federal Reserve Board to take whatever action was necessary to restore both economic growth and corporate profitability. During late April and May 2001, many investors reallocated assets out of US Treasury securities back into equities. Corporate treasurers also issued significant amounts of taxable debt to take advantage of historically low interest rates. These higher-yielding issues helped reduce the demand for US Treasury obligations. Additionally, a strong Producer Price Index released in early May ignited smoldering inflationary fears among many investors. These investors believed that the 250 basis point decline in short-term interest rates by the Federal Reserve Board through May would eventually rekindle a strong US economy with concomitant inflationary pressures. As a result of these factors, US Treasury bond prices declined sharply and yields rose to 5.90% by mid-May 2001.

However, in early June, a report was issued stating that US manufacturing remained weak. Additionally, large numbers of US companies began to release weaker-than-expected earnings reports that pushed equity prices lower. These factors combined to renew investor demand for US Treasury issues and bond prices began to rise. The fixed-income markets continued to improve in late June and throughout July as equities remained under considerable pressure. A sizeable decline in national employment released in early July also served to emphasize the ongoing decline in economic activity despite the Federal Reserve Board's easing of monetary policy in 2001. Weak foreign economies, particularly in Japan and Argentina, also bolstered investor demand for US Treasury obligations. The resultant positive market environment saw US Treasury yields decline to end July 2001 at 5.52%, essentially unchanged from their January 2001 closing yields of 5.50%.

During the six months ended July 31, 2001, the tax-exempt bond market also reacted to both the Federal Reserve Board's monetary policy and equity market volatility. However, its reaction was far more muted both in intensity and degree. The equity market rally in April and early May, combined with the possibility that the Federal Reserve Board was close to the end of its current interest rate reduction cycle, initially pushed municipal bond yields higher. By late May, as measured by the Bond Buyer Revenue Bond Index, long-term tax-exempt bond yields rose to 5.65%, an increase of approximately 15 basis points from the end of January 2001 levels. However, during June and July 2001, both institutional and retail investor demand for tax-exempt securities significantly increased. For the remainder of the period, the municipal bond market was able to respond positively to this increased demand and long-term tax-exempt bond yields declined to 5.40% by July 31, 2001, a five basis point decline in long-term municipal bond yields from January 2001 levels.

The recent relative outperformance of the tax-exempt bond market has been particularly impressive given the dramatic increase in long-term municipal bond issuance during the six-month period ended July 31, 2001. Historically, low municipal bond yields have continued to allow municipalities to refund outstanding, higher-couponed debt. Also, as yields began to rise in early April, tax-exempt issuers rushed to issue new financing, fearing higher yields in the coming months. During the past six months, almost $145 billion in long-term tax-exempt bonds was issued, an increase of more than 40% compared to the same 12-month period a year ago. During July 2001, tax-exempt bond issuance was particularly heavy with more than $75 billion in long-term municipal bonds underwritten, an increase of more than 45% compared to the same period a year ago.

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

Historically, early July has often been a period of weak investor demand for tax-exempt products. Seasonal tax pressures, particularly in April, often result in the liquidation of municipal securities to meet Federal and state tax payments. In recent months, there was no appreciable selling by retail accounts. However, it was recently noted that thus far in 2001, net new cash inflows into municipal bond mutual funds reached $4 billion. The same 12-month period a year ago saw net new cash outflows of more than $13 billion. This suggests that the positive technical structure of the municipal market remains intact. Also, the months of June and July have tended to be periods of strong retail demand in response to the large coupon income payments and proceeds from bond maturities and early redemptions these months generated. Analysts estimated that investors received more than $60 billion in such proceeds in June and July 2001. Given continued weak equity markets, much of these monies were reinvested in tax-exempt products, increasing an already strong demand. Additionally, short-term municipal interest rates moved lower in response to the easier Federal Reserve Board monetary policy. Seasonal tax pressures kept short-term interest rates artificially high, although not as high as in recent years. As these pressures abated, short-term municipal interest rates declined to approximately 2.5%. As interest rates declined, investors extended maturities to take advantage of the steep municipal bond yield curve. All of these factors contributed to a very positive technical environment for municipal bonds in recent months. It is likely that much of this positive environment may continue in the coming months.

Looking forward, the municipal market's direction is uncertain. Should the US economy materially weaken into late summer, the Federal Reserve Board may be forced to ease monetary conditions to a greater extent than financial markets currently expect. The prospect of two or three additional interest rate easings is likely to push fixed-income bond yields, including municipal bonds, lower. However, should the cumulative 300 basis point decline in short-term interest rates by the Federal Reserve Board so far this year, in addition to the economic stimulus expected to be generated by recent Federal tax reform, combine to restore consumer confidence and economic activity, tax-exempt bond yields are unlikely to decline further. However, given the strong technical position of the municipal bond market, the tax-exempt market is likely to continue to outperform its taxable counterpart in the near future.

Fiscal Year in Review
We entered the fiscal year ended July 31, 2001 fully invested in North Carolina municipal bonds, with a relatively neutral market position. We adopted this strategy to maintain a high level of tax-exempt income, anticipating clearer signs of future economic growth and inflation expectations. During the first six months of the fiscal year, municipal bond prices generally increased in anticipation of a weakening economy. To better participate in a declining interest rate environment, we restructured a portion of the Fund. However, toward the end of the first six months of the fiscal year, the Federal Reserve Board reversed its course and began aggressively easing monetary policy. Simultaneously, the Federal Government began considering a significant reduction in Federal income taxes. In response to these developments, we began to reduce the Fund's exposure to highly interest rate-sensitive securities.

During the last six months of the fiscal year, we maintained a fully invested position but also continued to reduce the Fund's exposure to highly interest rate-sensitive securities. We pursued this strategy in response to the Federal Reserve Board's 275 basis point reduction in the Federal Funds rate and enactment of a relatively large reduction in Federal taxes, including a tax rebate. Additionally, the absolute yield levels available on municipal bonds approached multi-year lows. During the fiscal year, we also improved the Fund's credit quality and continued our preference for premium coupon bonds. At the end of the fiscal year, approximately 90% of the Fund's net assets were invested in securities rated A or better by at least one of the major rating agencies.

For the fiscal year ended July 31, 2001, the Fund's Class A, Class B, Class C and Class D Shares had total returns of +9.13%, +8.58%, +8.58% and +9.02%, respectively. These results were slightly below the Lipper, Inc. average of other North Carolina municipal bond funds and below the +10.08% return of the unmanaged bench-mark Lehman Brothers Municipal Bond Index for the same period. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 3 - 5 of this report to shareholders.)

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

Going forward, we intend to remain fully invested to seek to provide a high level of tax-exempt income, looking for opportunities in both new-issue and secondary markets to improve the Fund's structure and to enhance performance.

In Conclusion

We appreciate your ongoing interest in Merrill Lynch North Carolina Municipal Bond Fund, and we look forward to assisting you with your financial needs in the months and years ahead.

Sincerely,

(Terry K. Glenn)
Terry K. Glenn
President and Trustee

(Vincent R. Giordano)
Vincent R. Giordano
Senior Vice President

(Michael Kalinoski)
Michael Kalinoski
Vice President and Portfolio Manager

September 5, 2001

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing SM System, which offers four pricing alternatives:

* Class A Shares incur a maximum initial sales charge (front-end load) of 4% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.25% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 10 years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.35% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.10% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders. The Fund's Investment Adviser voluntarily waived a portion of its management fee. Without such a waiver, the Fund's performance would have been lower.

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

PERFORMANCE DATA (continued)

Total Return Based on a $10,000 Investment

A line graph illustrating the growth of a $10,000 investment in Merrill Lynch North Carolina Municipal Bond Fund++ Class A and Class B Shares* compared to a similar investment in Lehman Brothers Municipal Bond Index. Values illustrated are as follows:

Merill Lynch North Carolina Municipal Bond Fund++--Class A Shares*:

Date                    Value

09/25/1992          $ 9,600.00
July 1993           $10,706.00
July 1994           $10,825.00
July 1995           $11,539.00
July 1996           $12,204.00
July 1997           $13,445.00
July 1998           $14,250.00
July 1999           $14,395.00
July 2000           $14,812.00
July 2001           $16,164.00

Merill Lynch North Carolina Municipal Bond Fund++--Class B Shares*:

Date                    Value

09/25/1992          $10,000.00
July 1993           $11,106.00
July 1994           $11,173.00
July 1995           $11,850.00
July 1996           $12,467.00
July 1997           $13,678.00
July 1998           $14,423.00
July 1999           $14,482.00
July 2000           $14,827.00
July 2001           $16,099.00

Lehman Brothers Municipal Bond Index++++:

Date                    Value

09/30/1992          $10,000.00
July 1993           $10,920.00
July 1994           $11,125.00
July 1995           $12,001.00
July 1996           $12,793.00
July 1997           $14,105.00
July 1998           $14,950.00
July 1999           $15,380.00
July 2000           $16,043.00
July 2001           $17,660.00

A line graph illustrating the growth of a $10,000 investment in Merrill Lynch North Carolina Municipal Bond Fund++ Class C and Class D Shares* compared to a similar investment in Lehman Brothers Municipal Bond Index. Values illustrated are as follows:

Merill Lynch North Carolina Municipal Bond Fund++--Class C Shares*:

Date                    Value

10/21/1994          $10,000.00
July 1995           $10,887.00
July 1996           $11,453.00
July 1997           $12,541.00
July 1998           $13,212.00
July 1999           $13,266.00
July 2000           $13,555.00
July 2001           $14,718.00

Merill Lynch North Carolina Municipal Bond Fund++--Class D Shares*:

Date                    Value

10/21/1994          $ 9,600.00
July 1995           $10,502.00
July 1996           $11,106.00
July 1997           $12,222.00
July 1998           $12,941.00
July 1999           $13,060.00
July 2000           $13,413.00
July 2001           $14,623.00

Lehman Brothers Municipal Bond Index++++:

Date                    Value

10/31/94            $10,000.00
July 1995           $11,107.00
July 1996           $11,840.00
July 1997           $13,054.00
July 1998           $13,836.00
July 1999           $14,234.00
July 2000           $14,848.00
July 2001           $16,344.00

*Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.
**Commencement of operations.
++ML North Carolina Municipal Bond Fund invests primarily in long-term investment-grade obligations issued by or on behalf of the state of North Carolina, its political subdivisions, agencies and instrumentalities and obligations of other qualifying issuers.
++++This unmanaged Index consists of long-term revenue bonds, prerefunded bonds, general obligation bonds and insured bonds. The starting date for the Index in the Class A & Class B Shares' graph is from 9/30/92 and in the Class C & Class D Shares' graph is from 10/31/94.

Past performance is not predictive of future performance.

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

PERFORMANCE DATA (concluded)

Average Annual Total Return

                                     % Return Without % Return With
                                       Sales Charge   Sales Charge**
Class A Shares*

One Year Ended 6/30/01                     +9.25%         +4.88%
Five Years Ended 6/30/01                   +5.70          +4.84
Inception (9/25/92)
through 6/30/01                            +5.96          +5.47

*Maximum sales charge is 4%.
**Assuming maximum sales charge.

                                        % Return        % Return
                                       Without CDSC    With CDSC**
Class B Shares*

One Year Ended 6/30/01                     +8.70%         +4.70
Five Years Ended 6/30/01                   +5.16          +5.16
Inception (9/25/92)
through 6/30/01                            +5.42          +5.42

*Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
**Assuming payment of applicable contingent deferred sales charge.

                                         % Return        % Return
                                       Without CDSC    With CDSC**
Class C Shares*

One Year Ended 6/30/01                     +8.59%         +7.59%
Five Years Ended 6/30/01                   +5.06          +5.06
Inception (10/21/94)
through 6/30/01                            +5.74          +5.74

*Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
**Assuming payment of applicable contingent deferred sales charge.

                                     % Return Without % Return With
                                       Sales Charge   Sales Charge**
Class D Shares*

One Year Ended 6/30/01                     +9.14%         +4.78%
Five Years Ended 6/30/01                   +5.59          +4.73
Inception (10/21/94)
through 6/30/01                            +6.27          +5.63

*Maximum sales charge is 4%.
**Assuming maximum sales charge.

Recent Performance Results*

                                                        6-Month          12-Month     Since Inception     Standardized
As of July 31, 2001                                   Total Return     Total Return     Total Return      30-Day Yield
ML North Carolina Municipal Bond Fund Class A Shares      +3.26%          +9.13%           +68.38%           3.43%
ML North Carolina Municipal Bond Fund Class B Shares      +2.90           +8.58            +61.01            3.07
ML North Carolina Municipal Bond Fund Class C Shares      +2.95           +8.58            +47.18            2.97
ML North Carolina Municipal Bond Fund Class D Shares      +3.11           +9.02            +52.32            3.34

*Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The Fund's since inception dates are from 9/25/92 for Class A & Class B Shares and from 10/21/94 for Class C & Class D Shares.

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

SCHEDULE OF INVESTMENTS (in Thousands)

S&P     Moody's  Face
Ratings Ratings  Amount                               Issue                                                Value
North Carolina--95.8%
AAA     Aaa     $1,195      Bladen County, North Carolina, GO, 5.60% due 5/01/2018 (e)                      $  1,279

AAA     Aaa        920      Brunswick County, North Carolina, COP, 6% due 6/01/2016 (e)                        1,019

AAA     NR*      1,650      Charlotte, North Carolina, Water and Sewer System Revenue Bonds,
                            DRIVERS, Series 205, 8.27% due 6/01/2012 (h)                                       1,922

BBB+    A3         500      Chatham County, North Carolina, Industrial Facilities and Pollution
                            Control Financing Authority Revenue Bonds (Carolina Power and Light
                            Company), 6.30% due 6/15/2014                                                        523

AAA     Aaa      1,000      Cumberland County, North Carolina, COP (Civic Center Project),
                            Series A, 6.40% due 12/01/2004 (a)(g)                                              1,119

AA      NR*        500      Cumberland County, North Carolina, Hospital Facilities Revenue
                            Refunding Bonds (Cumberland County Hospital System Inc.), 5.25% due 10/01/2013       520

AAA     NR*        500      Durham County, North Carolina, M/F Housing Revenue Bonds (Alston Village
                            Apartments), AMT, 5.65% due 3/01/2034 (c)                                            507

AAA     Aaa        460      Greenville, North Carolina, Combined Enterprise System Revenue
                            Refunding Bonds, 5.75% due 9/01/2015 (e)                                             514

NR*     Baa1     1,500      Haywood County, North Carolina, Industrial Facilities and Pollution
                            Control Financing Authority Revenue Bonds (Champion International Corporation
                            Project), AMT, 6.25% due 9/01/2025                                                 1,524

NR*     Aaa        750      Iredell County, North Carolina, Public Facilities, Corporate Installment
                            Payment Revenue Bonds (School Projects), 6% due 6/01/2017 (a)                        826

A-      A3       3,000      Martin County, North Carolina, Industrial Facilities and Pollution
                            Control Financing Authority Revenue Bonds (Solid Waste Disposal--Weyerhaeuser
                            Company), AMT, 6.80% due 5/01/2024                                                 3,179

AAA     Aaa      1,500      North Carolina Eastern Municipal Power Agency, Power System Revenue
                            Bonds, Series B, 5.875% due 1/01/2021 (f)                                          1,599

AA+     Aa1      1,500      North Carolina Educational Facilities Finance Agency Revenue Bonds
                            (Duke University Project), Series C, 6.75% due 10/01/2021                          1,539

AAA     NR*        900      North Carolina Educational Facilities Finance Agency, Revenue
                            Refunding Bonds (Elon College Project), 6.375% due 1/01/2007 (b)                     931

                            North Carolina HFA, S/F Revenue Bonds:
AA      Aa2      2,295        AMT, Series V, 6.80% due 9/01/2025 (d)                                           2,371
AA      Aa2      1,330        AMT, Series X, 6.70% due 9/01/2026                                               1,389
AA      Aa2      1,515        Series W, 6.50% due 3/01/2018                                                    1,578

AAA     Aaa      1,750      North Carolina Medical Care Commission, Health Care Facilities Revenue
                            Bonds (Duke University Health System), Series B, 4.75% due 6/01/2021 (f)           1,672

PORTFOLIO ABBREVIATIONS

To simplify the listings of North Carolina Municipal Bond Fund's portfolio holdings in the Schedule of Investments, we have abbreviated the names of many of the securities according to the list below and at right.

ACES SM    Adjustable Convertible Extendible Securities
AMT        Alternative Minimum Tax (subject to)
COP        Certificates of Participation
DRIVERS    Derivative Inverse Tax-Exempt Receipts
GO         General Obligation Bonds
HFA        Housing Finance Agency
M/F        Multi-Family
S/F        Single-Family
VRDN       Variable Rate Demand Notes

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

SCHEDULE OF INVESTMENTS (concluded) (in Thousands)

S&P     Moody's  Face
Ratings Ratings  Amount                               Issue                                                Value
North Carolina (concluded)
NR*     VMIG1++ $  150      North Carolina Medical Care Commission, Hospital Revenue Bonds
                            (Pooled Financing Project), ACES, Series A, 2.75% due 10/01/2020 (i)            $    150

AAA     Aaa        500      North Carolina Medical Care Commission, Hospital Revenue Refunding
                            Bonds (Pitt County Memorial Hospital), Series A, 4.75% due 12/01/2028 (f)            465

                            North Carolina Municipal Power Agency Number 1, Catawba Electric
                            Revenue Refunding Bonds, Series B:
A       NR*      1,080        6.375% due 1/01/2013                                                             1,193
BBB+    Baa1       500        6.375% due 1/01/2013                                                               541

NR*     A2       1,175      North Carolina State Educational Assistance Authority Revenue Bonds
                            (Guaranteed Student Loan), AMT, Sub-lien, Series C, 6.35% due 7/01/2016            1,230

                            Piedmont Triad Airport Authority, North Carolina, Airport Revenue
                            Refunding Bonds, Series A (e):
AAA     Aaa      1,000        6.375% due 7/01/2016                                                             1,124
AAA     Aaa      1,000        6% due 7/01/2024                                                                 1,090

NR*     Aaa      1,000      Raleigh Durham, North Carolina, Airport Authority, Airport Revenue
                            Bonds, Series A, 5.25% due 11/01/2015 (j)                                          1,047

A1+     NR*        300      Raleigh Durham, North Carolina, Airport Authority, Special Facility
                            Revenue Refunding Bonds (American Airlines Inc.), VRDN, Series B,
                            2.75% due 11/01/2005 (i)                                                             300

AAA     Aa1        695      Raleigh, North Carolina, Combined Enterprise System Revenue Bonds,
                            5.25% due 3/01/2017                                                                  719

AAA     Aaa      1,000      Randolph County, North Carolina, COP, 5.75% due 6/01/2022 (e)                      1,065

AA      NR*        500      University of North Carolina, Chapel Hill, Hospital Revenue Bonds,
                            6.375% due 2/15/2002 (g)                                                             520

AAA     Aaa        500      University of North Carolina, System Pool Revenue Bonds, Series B,
                            4.50% due 10/01/2023 (f)                                                             455

Puerto Rico--1.7%

AAA     Aaa        500      Puerto Rico Electric Power Authority, Power Revenue Bonds,
                            Trust Receipts, Class R, Series 16 HH, 8.632% due 7/01/2013 (h)                      600

Total Investments (Cost--$32,752)--97.5%                                                                      34,510

Other Assets Less Liabilities--2.5%                                                                              871
                                                                                                            --------
Net Assets--100.0%                                                                                          $ 35,381
                                                                                                            ========

(a) AMBAC Insured.
(b) Connie Lee Insured.
(c) FNMA Collateralized.
(d) FNMA/GNMA Collateralized.
(e) FSA Insured.
(f) MBIA Insured.
(g) Prerefunded.
(h) The interest rate is subject to change periodically and inversely based upon prevailing market rates. The interest rate shown is the rate in effect at July 31, 2001.
(i) The interest rate is subject to change periodically based upon prevailing market rates. The interest rate shown is the rate in effect at July 31, 2001.
(j) FGIC Insured.
*Not Rated.
++Highest short-term rating by Moody's Investors Service, Inc.
Ratings of issues shown have not been audited by Deloitte & Touche
LLP.

See Notes to Financial Statements.

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

FINANCIAL INFORMATION

Statement of Assets and Liabilities as of July 31, 2001

Assets:             Investments, at value (identified cost--$32,752,058)                                    $ 34,509,912
                    Cash                                                                                          26,458
                    Receivables:
                      Interest                                                             $    493,544
                      Securities sold                                                           470,800
                      Beneficial interest sold                                                   19,876          984,220
                                                                                           ------------
                    Prepaid expenses and other assets                                                             13,112
                                                                                                            ------------
                    Total assets                                                                              35,533,702
                                                                                                            ------------

Liabilities:        Payables:
                      Beneficial interest redeemed                                               69,293
                      Dividends to shareholders                                                  28,784
                      Investment adviser                                                         15,864
                      Distributor                                                                10,645          124,586
                                                                                           ------------
                    Accrued expenses                                                                              28,542
                                                                                                            ------------
                    Total liabilities                                                                            153,128
                                                                                                            ------------

Net Assets:         Net assets                                                                              $ 35,380,574
                                                                                                            ============

Net Assets          Class A Shares of beneficial interest, $.10 par value,
Consist of:         unlimited number of shares authorized                                                   $     60,928
                    Class B Shares of beneficial interest, $.10 par value,
                    unlimited number of shares authorized                                                        219,019
                    Class C Shares of beneficial interest, $.10 par value,
                    unlimited number of shares authorized                                                         16,483
                    Class D Shares of beneficial interest, $.10 par value,
                    unlimited number of shares authorized                                                         38,204
                    Paid-in capital in excess of par                                                          34,703,468
                    Accumulated realized capital losses on investments--net                                     (964,967)
                    Accumulated distributions in excess of realized capital
                    gains on investments--net                                                                   (450,415)
                    Unrealized appreciation on investments--net                                                1,757,854
                                                                                                            ------------
                    Net assets                                                                              $ 35,380,574
                                                                                                            ============

Net Asset Value:    Class A--Based on net assets of $6,440,726 and 609,280 shares
                    of beneficial interest outstanding                                                      $      10.57
                                                                                                            ============
                    Class B--Based on net assets of $23,157,367 and 2,190,192 shares
                    of beneficial interest outstanding                                                      $      10.57
                                                                                                            ============
                    Class C--Based on net assets of $1,742,440 and 164,827 shares
                    of beneficial interest outstanding                                                      $      10.57
                                                                                                            ============
                    Class D--Based on net assets of $4,040,041 and 382,039 shares
                    of beneficial interest outstanding                                                      $      10.57
                                                                                                            ============

                      See Notes to Financial Statements.

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

FINANCIAL INFORMATION (continued)

Statement of Operations
                                                                                                For the Year Ended
                                                                                                   July 31, 2001
Investment Income:  Interest and amortization of premium and discount earned                                $  2,079,463

Expenses:           Investment advisory fees                                               $    199,979
                    Account maintenance and distribution fees--Class B                          121,592
                    Professional fees                                                            68,718
                    Accounting services                                                          49,050
                    Printing and shareholder reports                                             42,641
                    Transfer agent fees--Class B                                                 15,700
                    Account maintenance and distribution fees--Class C                           10,289
                    Trustees' fees and expenses                                                   7,835
                    Pricing fees                                                                  5,003
                    Transfer agent fees--Class A                                                  3,734
                    Account maintenance fees--Class D                                             3,535
                    Registration fees                                                             3,025
                    Custodian fees                                                                3,006
                    Transfer agent fees--Class D                                                  2,045
                    Transfer agent fees--Class C                                                  1,096
                    Other                                                                         6,892
                                                                                           ------------
                    Total expenses                                                                               544,140
                                                                                                            ------------
                    Investment income--net                                                                     1,535,323
                                                                                                            ------------

Realized &          Realized gain on investments--net                                                            351,239
Unrealized          Change in unrealized appreciation on investments--net                                      1,182,188
Gain on                                                                                                     ------------
Investments--Net:   Net Increase in Net Assets Resulting from Operations                                    $  3,068,750
                                                                                                            ============

                    See Notes to Financial Statements.

Statements of Changes in Net Assets

                                                                                                   For the Year
                                                                                                   Ended July 31,
Increase (Decrease) in Net Assets:                                                             2001            2000
Operations:         Investment income--net                                                 $  1,535,323     $  1,850,486
                    Realized gain (loss) on investments--net                                    351,239       (1,316,206)
                    Change in unrealized appreciation on investments--net                     1,182,188          140,428
                                                                                           ------------     ------------
                    Net increase in net assets resulting from operations                      3,068,750          674,708
                                                                                           ------------     ------------

Dividends to        Investment income--net:
Shareholders:         Class A                                                                  (313,088)        (384,105)
                      Class B                                                                  (995,563)      (1,244,868)
                      Class C                                                                   (68,513)         (89,429)
                      Class D                                                                  (158,159)        (132,084)
                                                                                           ------------     ------------
                    Net decrease in net assets resulting from
                    dividends to shareholders                                                (1,535,323)      (1,850,486)
                                                                                           ------------     ------------
Beneficial          Net decrease in net assets derived from beneficial
Interest            interest transactions                                                    (3,542,756)      (8,875,330)
Transactions:                                                                              ------------     ------------

Net Assets:         Total decrease in net assets                                             (2,009,329)     (10,051,108)
                    Beginning of year                                                        37,389,903       47,441,011
                                                                                           ------------     ------------
                    End of year                                                            $ 35,380,574     $ 37,389,903
                                                                                           ============     ============

                    See Notes to Financial Statements.

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

FINANCIAL INFORMATION (continued)

Financial Highlights
The following per share data and ratios have been derived from information provided in the financial statements.

                                                                                          Class A
                                                                                   For the Year Ended July 31,
                                                                         2001      2000      1999      1998       1997
Increase (Decrease) in Net Asset Value:
Per Share           Net asset value, beginning of year                $  10.14   $  10.35  $  11.00  $  10.87   $  10.36
Operating                                                             --------   --------  --------  --------   --------
Performance:        Investment income--net                                 .48        .49       .47       .50        .51
                    Realized and unrealized gain (loss) on
                    investments--net                                       .43       (.21)     (.35)      .13        .51
                                                                      --------   --------  --------  --------   --------
                    Total from investment operations.                      .91        .28       .12       .63       1.02
                                                                      --------   --------  --------  --------   --------
                    Less dividends and distributions:
                      Investment income--net                              (.48)      (.49)     (.47)     (.50)      (.51)
                      Realized gain on investments--net                     --         --      (.20)     --++         --
                      In excess of realized gain on investments--net        --         --      (.10)       --         --
                                                                      --------   --------  --------  --------   --------
                    Total dividends and distributions                     (.48)      (.49)     (.77)     (.50)      (.51)
                                                                      --------   --------  --------  --------   --------
                    Net asset value, end of year                      $  10.57   $  10.14  $  10.35  $  11.00   $  10.87
                                                                      ========   ========  ========  ========   ========

Total Investment    Based on net asset value per share                    9.13%      2.90%     1.02%     5.99%     10.17%
Return:*                                                              ========   ========  ========  ========   ========

Ratios to           Expenses, net of reimbursement                        1.11%       .96%     1.03%      .90%       .80%
Average                                                               ========   ========  ========  ========   ========
Net Assets:         Expenses                                              1.11%       .96%     1.03%      .90%       .88%
                                                                      ========   ========  ========  ========   ========
                    Investment income--net                                4.61%      4.90%     4.39%     4.59%      4.89%
                                                                      ========   ========  ========  ========   ========

Supplemental        Net assets, end of year (in thousands)            $  6,441   $  7,177  $  9,094  $  8,753   $  8,542
Data:                                                                 ========   ========  ========  ========   ========
                    Portfolio turnover                                   28.58%     58.02%    47.52%   125.23%     94.59%
                                                                      ========   ========  ========  ========   ========

*Total investment returns exclude the effects of sales charges.
++Amount is less than $.01 per share.

See Notes to Financial Statements.

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

FINANCIAL INFORMATION (continued)

Financial Highlights (continued)

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                                           Class B
                                                                                   For the Year Ended July 31,
                                                                         2001      2000      1999      1998       1997
Increase (Decrease) in Net Asset Value:
Per Share           Net asset value, beginning of year                $  10.14   $  10.35  $  11.01 $   10.88   $  10.36
Operating                                                             --------   --------  --------  --------   --------
Performance:        Investment income--net                                 .42        .44       .42       .45        .46
                    Realized and unrealized gain (loss) on
                    investments--net                                       .43       (.21)     (.36)      .13        .52
                                                                      --------   --------  --------  --------   --------
                    Total from investment operations                       .85        .23       .06       .58        .98
                                                                      --------   --------  --------  --------   --------
                    Less dividends and distributions:
                      Investment income--net                              (.42)      (.44)     (.42)     (.45)      (.46)
                      Realized gain on investments--net                     --         --      (.20)     --++         --
                      In excess of realized gain on investments--net        --         --      (.10)       --         --
                                                                      --------   --------  --------  --------   --------
                    Total dividends and distributions                     (.42)      (.44)     (.72)     (.45)      (.46)
                                                                      --------   --------  --------  --------   --------
                    Net asset value, end of year                      $  10.57   $  10.14  $  10.35 $   11.01   $  10.88
                                                                      ========   ========  ========  ========   ========

Total Investment    Based on net asset value per share                    8.58%      2.38%      .41%     5.45%      9.71%
Return:*                                                              ========   ========  ========  ========   ========

Ratios to           Expenses, net of reimbursement                        1.63%      1.46%     1.54%     1.41%      1.31%
Average                                                               ========   ========  ========  ========   ========
Net Assets:         Expenses                                              1.63%      1.46%     1.54%     1.41%      1.39%
                                                                      ========   ========  ========  ========   ========
                    Investment income--net                                4.09%      4.39%     3.88%     4.08%      4.39%
                                                                      ========   ========  ========  ========   ========

Supplemental        Net assets, end of year (in thousands).           $ 23,157   $ 25,533 $  32,886  $ 37,204   $ 41,137
Data:                                                                 ========   ========  ========  ========   ========
                    Portfolio turnover                                   28.58%     58.02%    47.52%   125.23%     94.59%
                                                                      ========   ========  ========  ========   ========

*Total investment returns exclude the effects of sales charges.
++Amount is less than $.01 per share.

See Notes to Financial Statements.

FINANCIAL INFORMATION (continued)

Financial Highlights (continued)

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                                           Class C
                                                                                   For the Year Ended July 31,
                                                                         2001      2000      1999      1998       1997
Increase (Decrease) in Net Asset Value:
Per Share           Net asset value, beginning of year                $  10.13   $  10.35  $  11.00 $   10.87   $  10.36
Operating                                                             --------   --------  --------  --------   --------
Performance:        Investment income--net                                 .41        .43       .41       .44        .45
                    Realized and unrealized gain (loss) on
                    investments--net                                       .44       (.22)     (.35)      .13        .51
                                                                      --------   --------  --------  --------   --------
                    Total from investment operations.                      .85        .21       .06       .57        .96
                                                                      --------   --------  --------  --------   --------
                    Less dividends and distributions:
                      Investment income--net                              (.41)      (.43)     (.41)     (.44)      (.45)
                      Realized gain on investments--net                     --         --      (.20)     --++         --
                      In excess of realized gain on investments--net        --         --      (.10)       --         --
                                                                      --------   --------  --------  --------   --------
                    Total dividends and distributions                     (.41)      (.43)     (.71)     (.44)      (.45)
                                                                      --------   --------  --------  --------   --------
                    Net asset value, end of year                      $  10.57   $  10.13  $  10.35 $   11.00   $  10.87
                                                                      ========   ========  ========  ========   ========

Total Investment    Based on net asset value per share                    8.58%      2.18%      .41%     5.35%      9.50%
Return:*                                                              ========   ========  ========  ========   ========

Ratios to           Expenses, net of reimbursement                        1.73%      1.56%     1.64%     1.51%      1.41%
Average                                                               ========   ========  ========  ========   ========
Net Assets:         Expenses                                              1.73%      1.56%     1.64%     1.51%      1.49%
                                                                      ========   ========  ========  ========   ========
                    Investment income--net                                4.00%      4.29%     3.78%     3.98%      4.28%
                                                                      ========   ========  ========  ========   ========

Supplemental        Net assets, end of year (in thousands).           $  1,743   $  1,868  $  2,404  $  2,527   $  2,052
Data:                                                                 ========   ========  ========  ========   ========
                    Portfolio turnover                                   28.58%     58.02%    47.52%   125.23%     94.59%
                                                                      ========   ========  ========  ========   ========

*Total investment returns exclude the effects of sales charges.
++Amount is less than $.01 per share.

See Notes to Financial Statements.

FINANCIAL INFORMATION (concluded)

Financial Highlights (concluded)

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                                           Class D
                                                                                   For the Year Ended July 31,
                                                                         2001      2000      1999      1998       1997
Increase (Decrease) in Net Asset Value:
Per Share           Net asset value, beginning of year                $  10.14  $   10.36  $  11.01 $   10.88   $  10.37
Operating                                                             --------   --------  --------  --------   --------
Performance:        Investment income--net                                 .47        .48       .46       .49        .50
                    Realized and unrealized gain (loss) on
                    investments--net                                       .43       (.22)     (.35)      .13        .51
                                                                      --------   --------  --------  --------   --------
                    Total from investment operations.                      .90        .26       .11       .62       1.01
                                                                      --------   --------  --------  --------   --------
                    Less dividends and distributions:
                      Investment income--net                              (.47)      (.48)     (.46)     (.49)      (.50)
                      Realized gain on investments--net                     --         --      (.20)     --++         --
                      In excess of realized gain on investments--net        --         --      (.10)       --         --
                                                                      --------   --------  --------  --------   --------
                    Total dividends and distributions                    (.47)      (.48)     (.76)     (.49)      (.50)
                                                                      --------   --------  --------  --------   --------
                    Net asset value, end of year                      $  10.57   $  10.14  $  10.36 $   11.01   $  10.88
                                                                      ========   ========  ========  ========   ========

Total Investment    Based on net asset value per share                    9.02%      2.70%      .92%     5.88%     10.05%
Return:*                                                              ========   ========  ========  ========   ========

Ratios to           Expenses, net of reimbursement                        1.24%      1.05%     1.14%     1.00%       .90%
Average                                                               ========   ========  ========  ========   ========
Net Assets:         Expenses                                              1.24%      1.05%     1.14%     1.00%       .98%
                                                                      ========   ========  ========  ========   ========
                    Investment income--net                                4.47%      4.81%     4.28%     4.49%      4.79%
                                                                      ========   ========  ========  ========   ========

Supplemental        Net assets, end of year (in thousands).           $  4,040   $  2,812  $  3,057  $  2,534   $  2,132
Data:                                                                 ========   ========  ========  ========   ========
                    Portfolio turnover                                   28.58%     58.02%    47.52%   125.23%     94.59%
                                                                      ========   ========  ========  ========   ========

*Total investment returns exclude the effects of sales charges.
++Amount is less than $.01 per share.

See Notes to Financial Statements.

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:
Merrill Lynch North Carolina Municipal Bond Fund (the "Fund") is part of Merrill Lynch Multi-State Municipal Series Trust (the "Trust"). The Fund is registered under the Investment Company Act of 1940 as a non-diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The Fund offers four classes of shares under the Merrill Lynch Select Pricing SM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Municipal bonds and other portfolio securities in which the Fund invests are traded primarily in the over-the-counter municipal bond and money markets and are valued at the last available bid price in the over-the-counter market or on the basis of yield equivalents as obtained from one or more dealers that make markets in the securities. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their settlement prices as of the close of such exchanges. Short-term investments with remaining maturities of sixty days or less are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Trust, including valuations furnished by a pricing service retained by the Trust, which may utilize a matrix system for valuations. The procedures of the pricing service and its valuations are reviewed by the officers of the Trust under the general supervision of the Trustees.

(b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

(d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis. The Fund will adopt the provisions to amortize all premiums and discounts on debt securities effective August 1, 2001, as now required under the new AICPA Audit and Accounting Guide for Investment Companies. The cumulative effect of this accounting change will have no impact on the total net assets of the Fund, but will result in a $4,741 increase to the cost of securities and a corresponding $4,741 decrease to net unrealized appreciation, based on debt securities held as of July 31, 2001.

(e) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(f) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates. Distributions in excess of realized capital gains are due primarily to differing tax treatments for futures transactions and post-October losses.

(g) Expenses--Certain expenses have been allocated to the individual Funds in the Trust on a pro rata basis based upon the respective aggregate net asset value of each Fund included in the Trust.

2. Investment Advisory Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

FAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee based upon the average daily value of the Fund's net assets at the following annual rates: .55% of the Fund's average daily net assets not exceeding $500 million; .525% of average daily net assets in excess of $500 million but not exceeding $1 billion; and .50% of average daily net assets in excess of $1 billion.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                                     Account     Distribution
                                 Maintenance Fee     Fee

Class B                                 .25%        .25%
Class C                                 .25%        .35%
Class D                                 .10%         --

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended July 31, 2001, FAMD earned underwriting discounts and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                             FAMD     MLPF&S

Class A                      $625     $4,163
Class D                      $548     $6,103

For the year ended July 31, 2001, MLPF&S received contingent deferred sales charges of $33,735 relating to transactions in Class B Shares.

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

NOTES TO FINANCIAL STATEMENTS (concluded)

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Prior to January 1, 2001, FAM provided accounting services to the Fund at its cost and the Fund reimbursed FAM for these services. FAM continues to provide certain accounting services to the Fund. The Fund reimburses FAM at its cost for such services. For the year ended July 31, 2001, the Fund reimbursed FAM an aggregate of $20,010 for the above-described services. The Fund entered into an agreement with State Street Bank and Trust Company ("State Street"), effective January 1, 2001, pursuant to which State Street provides certain accounting services to the Fund. The Fund pays a fee for these services.

Certain officers and/or trustees of the Fund are officers and/or directors of FAM, PSI, FAMD, FDS, and/or ML & Co.

3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended July 31, 2001 were $10,217,936 and $13,735,045, respectively.

Net realized gains for the year ended July 31, 2001 and unrealized gains as of July 31, 2001 were as follows:

                                     Realized     Unrealized
                                      Gains         Gains

Long-term investments.           $   351,239     $ 1,757,854
                                  -----------    -----------
Total                            $   351,239     $ 1,757,854
                                  ===========    ===========

As of July 31, 2001, net unrealized appreciation for Federal income tax purposes aggregated $1,757,854, of which $1,774,159 related to appreciated securities and $16,305 related to depreciated securities. The aggregate cost of investments at July 31, 2001 for Federal income tax purposes was $32,752,058.


4. Beneficial Interest Transactions:
Net decrease in net assets derived from beneficial interest transactions was $3,542,756 and $8,875,330 for the years ended July 31, 2001 and July 31, 2000, respectively.

Transactions in shares of beneficial interest for each class were as follows:

Class A Shares for the Year                         Dollar
Ended July 31, 2001                   Shares        Amount

Shares sold                            55,573   $    574,171
Shares issued to share-
holders in reinvestment of
dividends                              18,940        196,441
                                 ------------    -----------
Total issued                           74,513        770,612
Shares redeemed                      (173,402)    (1,803,749)
                                 ------------    -----------
Net decrease                          (98,889)   $(1,033,137)
                                 ============    ===========

Class A Shares for the Year                         Dollar
Ended July 31, 2000                   Shares        Amount

Shares sold                            55,087   $    546,722
Shares issued to share-
holders in reinvestment of
dividends                              22,455        223,330
                                 ------------    -----------
Total issued                           77,542        770,052
Shares redeemed                      (247,780)    (2,459,641)
                                 ------------    -----------
Net decrease                         (170,238)   $(1,689,589)
                                 ============    ===========

Class B Shares for the Year                         Dollar
Ended July 31, 2001                   Shares        Amount

Shares sold                           242,776    $ 2,514,251
Shares issued to share-
holders in reinvestment of
dividends                              47,267        490,204
                                 ------------    -----------
Total issued                          290,043      3,004,455
Automatic conversion of
shares                                (99,506)    (1,031,140)
Shares redeemed                      (519,188)    (5,369,677)
                                 ------------    -----------
Net decrease                         (328,651)   $(3,396,362)
                                 ============    ===========

Class B Shares for the Year                         Dollar
Ended July 31, 2000                   Shares        Amount

Shares sold                           245,344    $ 2,451,876
Shares issued to share-
holders in reinvestment of
dividends                              62,744        624,044
                                 ------------    -----------
Total issued                          308,088      3,075,920
Automatic conversion of
shares                                 (5,001)       (51,019)
Shares redeemed                      (960,435)    (9,555,842)
                                 ------------    -----------
Net decrease                         (657,348)   $(6,530,941)
                                 ============    ===========

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

NOTES TO FINANCIAL STATEMENTS (concluded)


Class C Shares for the Year                         Dollar
Ended July 31, 2001                   Shares        Amount

Shares sold                            12,910    $   134,525
Shares issued to share-
holders in reinvestment of
dividends                               3,357         34,796
                                 ------------    -----------
Total issued                           16,267        169,321
Shares redeemed                       (35,706)      (367,964)
                                 ------------    -----------
Net decrease                          (19,439)   $  (198,643)
                                 ============    ===========

Class C Shares for the Year                         Dollar
Ended July 31, 2000                   Shares        Amount

Shares sold                            30,185    $   305,056
Shares issued to share-
holders in reinvestment of
dividends                               5,039         50,099
                                 ------------    -----------
Total issued                           35,224        355,155
Shares redeemed                       (83,184)      (824,697)
                                 ------------    -----------
Net decrease                          (47,960)   $  (469,542)
                                 ============    ===========

Class D Shares for the Year                         Dollar
Ended July 31, 2001                   Shares        Amount

Shares sold                            46,137    $   479,906
Automatic conversion of
shares                                 99,502      1,031,140
Shares issued to share-
holders in reinvestment of
dividends                               7,648         79,385
                                 ------------    -----------
Total issued                          153,287      1,590,431
Shares redeemed                       (48,598)      (505,045)
                                 ------------    -----------
Net increase                          104,689    $ 1,085,386
                                 ============    ===========

Class D Shares for the Year                         Dollar
Ended July 31, 2000                   Shares        Amount

Shares sold                            53,713    $   526,005
Automatic conversion of
shares                                  5,001         51,019
Shares issued to share-
holders in reinvestment of
dividends                               7,063         70,284
                                 ------------    -----------
Total issued                           65,777        647,308
Shares redeemed                       (83,571)      (832,566)
                                 ------------    -----------
Net decrease                          (17,794)   $  (185,258)
                                 ============    ===========

5. Short-Term Borrowings:
On December 1, 2000, the Fund, along with certain other funds managed by MLIM and its affiliates, renewed and amended a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the facility. Amounts borrowed under the facility bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Fund did not borrow under the facility during the year ended July 31, 2001.

6. Capital Loss Carryforward:
At July 31, 2001, the Fund had a net capital loss carryforward of approximately $1,222,000, of which $730,000 expires in 2008 and $492,000 expires in 2009. This amount will be available to offset like amounts of any future taxable gains.

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Shareholders, Merrill Lynch North Carolina Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch North Carolina Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust as of July 31, 2001, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years presented. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at July 31, 2001 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch North Carolina Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust as of July 31, 2001, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
September 10, 2001

Merrill Lynch North Carolina Municipal Bond Fund
July 31, 2001

IMPORTANT TAX INFORMATION (unaudited)

All of the net investment income distributions paid monthly by Merrill Lynch North Carolina Municipal Bond Fund during its taxable year ended July 31, 2001 qualify as tax-exempt interest dividends for Federal income tax purposes.

Please retain this information for your records.


OFFICERS AND TRUSTEES

Terry K. Glenn, President and Trustee
James H. Bodurtha, Trustee
Herbert I. London, Trustee
Joseph L. May, Trustee
Andre F. Perold, Trustee
Roberta Cooper Ramo, Trustee
Vincent R. Giordano, Senior Vice President
Kenneth A. Jacob, Vice President
Michael A. Kalinoski, Vice President
Donald C. Burke, Vice President and Treasurer
Alice A. Pellegrino, Secretary

Custodian
State Street Bank and Trust Company
P.O. Box 351
Boston, MA 02101

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863